ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT, made as of the 31st day of December, 2005, by and between Old Mutual Advisor Funds II (formerly known as PBHG Funds), a Delaware statutory trust (the “Trust”), Old Mutual Fund Services, a Pennsylvania business trust (the “Administrator”), and Old Mutual Capital, Inc. a Delaware corporation (“OMCAP”).

WHEREAS, the Trust and the Administrator are parties to an administrative services agreement, dated January 25, 2001 (such original agreement and Schedule A thereto, along with any amendments to the agreement and such Schedule A thereto hereinafter referred to as the “Administrative Services Agreement”); and

WHEREAS, the Board of Trustees of the Trust has appointed OMCAP as the new investment adviser for the series portfolios of the Trust (each a “Fund”) effective December 31, 2005, pursuant to an interim investment management agreement (the “Interim Management Agreement”) and a final investment management agreement that will become effective upon shareholder approval (the “Final Management Agreement”); and

WHEREAS, the Board of Trustees of the Trust has requested and OMCAP has agreed to provide the administrative services to the Trust that were previously provided by the Administrator pursuant to the Administrative Services Agreement (the “Administrative Services”) beginning on December 31, 2005; and

WHEREAS, the Administrator and OMCAP desire to assign the Administrator’s obligations and liabilities under the Administrative Services Agreement to OMCAP to effect the arrangement between the Trust and OMCAP with respect to the provision of Administrative Services; and

WHEREAS, upon shareholder approval of the Final Management Agreement, the Administrative Services Agreement will automatically terminate and OMCAP will provide administrative services to the Trust that were previously provided by the Administrator pursuant to the Administrative Services Agreement, and the fees payable to OMCAP under the Final Management Agreement will encompass both advisory and administrative fees; and

WHEREAS, beginning January 1, 2006 and until such time as the Final Management Agreement is approved by shareholders and the Administrative Services Agreement is terminated, the fees payable to OMCAP for providing the Administrative Services are set forth on Schedule A attached hereto.

NOW, THEREFORE, the parties hereto agree as follows:

1.            Assignment. Effective January 1, 2006, the Administrator hereby transfers, assigns, conveys and sets over unto OMCAP, its successors and assigns, all of Administrator’s right, title, interest, powers, privileges, benefits and options accruing to the Administrator in, to and under the Administrative Services Agreement.

Assumption. In consideration of the premises set forth herein, OMCAP hereby unconditionally and irrevocably assumes and agrees with Administrator to perform and discharge when due all of the Administrator’s obligations and liabilities of any kind arising out of, or to be performed under, the Administrative Services Agreement.

2.	Amendment.

(a)          Section 3.1 (Compensation Rate) of the Administrative Services Agreement is hereby deleted in its entirety and replaced with the following:

“As compensation for all services rendered, facilities provided, and expenses paid and any expenses waived or assumed or reimbursed by OMCAP, the Company shall pay OMCAP a fee per fund at the annual rate set forth in Schedule A hereto.”

(b)          Schedule A of the Administrative Services Agreement is hereby deleted in its entirety and replaced with Schedule A attached to this Assignment and Assumption Agreement.

(c)          Section 12 (Term of the Agreement) of the Administrative Services Agreement is hereby deleted in its entirety and replaced with the following:

“The term of this Agreement shall begin on the date first above written and, unless sooner terminated as hereinafter provided, shall continue in effect for each Fund until the Final Management Agreement is approved by the shareholders of such Fund, upon which this Agreement shall automatically terminate with respect to the Fund.”

3.	Miscellaneous.

(a)          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Trust, the Administrator and OMCAP and their respective successors and assigns.

(b)          Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

(c)          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(remainder of page intentionally blank)

2

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

OLD MUTUAL ADVISOR FUNDS II (formerly named PBHG Funds)

By: /s/ Mark Black

Name: Mark Black

Title: Treasurer

OLD MUTUAL FUND SERVICES

By: /s/ Kenneth R. Naes

Name: Kenneth R. Naes

Title: Assistant Treasurer

OLD MUTUAL CAPITAL, INC.

By: /s/ Mark Black

Name: Mark Black

Title: Chief Financial Officer

3

SCHEDULE A

ASSIGNMENT AND ASSUMPTION AGREEMENT

DATED DECEMBER 31, 2005

As a result of OMCAP’s agreement to reduce the combined advisory and administrative fees paid by each portfolio of the Trust (each a “Fund” and together, the “Funds”) effective January 1, 2006, the following administrative fees shall be paid to OMCAP until such time as the Final Management Agreement is approved by shareholders and the Administrative Services Agreement automatically terminates.

FUND	FEE
Old Mutual Analytic Disciplined Equity Fund	0.10%
Old Mutual Clipper Focus Fund	0.00%
Old Mutual Columbus Circle Technology and Communications Fund	0.00%
Old Mutual Emerging Growth Fund	0.10%
Old Mutual Focused Fund	0.10%
Old Mutual Growth Fund	0.00%
Old Mutual Heitman REIT Fund	0.05%
Old Mutual Large Cap Fund	0.10%
Old Mutual Large Cap Growth Fund	0.00%
Old Mutual Large Cap Growth Concentrated Fund	0.00%
Old Mutual Mid-Cap Fund	0.10%
Old Mutual Select Growth Fund	0.00%
Old Mutual Small Cap Fund	0.00%
Old Mutual Strategic Small Company Fund
Eagle Asset Management Sleeve	0.00%
Liberty Ridge Capital and Copper Rock Sleeves	0.10%
Old Mutual TS&W Small Cap Value Fund	0.10%
Old Mutual Cash Reserves Fund	0.10%
Old Mutual Dwight Intermediate Fixed Income Fund	0.05%
Old Mutual Dwight Short Term Fixed Income Fund	0.05%

4